Exhibit 99.1

Ventyx Biosciences Announces Positive Preclinical Data for CNS-Penetrant NLRP3 Inhibitor VTX3232 Demonstrating Reversal of Obesity and Improvements in Cardiometabolic and Inflammatory Markers

VTX3232 demonstrated improvements in body weight, systemic inflammatory biomarkers and cardiometabolic parameters in diet-induced obesity (DIO) mice

Additive effects were observed for VTX3232 in combination with the GLP-1 receptor agonist semaglutide across key endpoints compared to semaglutide or VTX3232 alone

SAN DIEGO, June 5, 2024 (GLOBE NEWSWIRE) – Ventyx Biosciences, Inc. (Nasdaq: VTYX) (“Ventyx”), a clinical-stage biopharmaceutical company focused on advancing novel oral therapies that address a broad range of inflammatory diseases with significant unmet medical need, today announced positive preclinical data for its CNS-penetrant NLRP3 inhibitor VTX3232 in murine diet-induced obesity models.

“We are excited by these data showing that in the diet-induced obesity mouse model, VTX3232 monotherapy demonstrated a reduction in body weight, body fat content, food consumption, liver triglycerides and liver fat deposits as well as improvements in insulin resistance, cardiometabolic parameters and biomarkers of systemic inflammation,” said John Nuss, PhD, Chief Scientific Officer. “In addition, combining VTX3232 with the GLP-1 receptor agonist semaglutide demonstrated additive effects across these outcomes. These preclinical data increase our confidence in the role of NLRP3 in obesity and we look forward to initiating a Phase 2a trial of VTX3232 in participants with obesity and other cardiovascular risk factors during the second half of this year.”

Two separate 28-day studies were conducted with VTX3232 in DIO mice. In DIO Study 1, VTX3232 and semaglutide were evaluated as monotherapies compared to standard diet and DIO vehicle (high fat diet) controls. DIO Study 2 included an additional treatment group evaluating VTX3232 in combination with semaglutide. Key findings are summarized below.

DIO Study 1 (VTX3232 monotherapy):

•	Treatment with VTX3232 resulted in decreased body weight and food intake compared to DIO control. Reductions in liver steatosis and triglycerides were also observed.

•	Improvements in cardiometabolic parameters were observed with VTX3232, including reductions in cholesterol, insulin resistance, fasting blood glucose and HbA1c.

•	Systemic inflammatory biomarkers, including IL-1ß, IL-6, and fibrinogen, were reduced in the plasma of VTX3232-treated DIO mice.

DIO Study 2 (VTX3232 in combination with semaglutide):

•	The combination of VTX3232 and semaglutide resulted in greater benefit on body weight, liver steatosis and metabolic parameters compared to VTX3232 or semaglutide alone.

•	Systemic inflammatory biomarkers, including IL-1ß, IL-6, and fibrinogen, were further reduced in the combination arm relative to DIO mice dosed with VTX3232 or semaglutide alone.

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A clear trend towards improved body composition was observed with VTX3232 + semaglutide combination therapy, including a decrease in fat mass and a corresponding increase in lean mass as a percentage of total body weight.

The Company intends to submit the comprehensive results of these studies for future publication or presentation in a scientific forum. Slides summarizing the results from the two DIO mouse studies can be found in the Investors section of the Company’s website at www.ventyxbio.com.

About Ventyx Biosciences

Ventyx is a clinical-stage biopharmaceutical company focused on developing innovative oral medicines for patients living with autoimmune and inflammatory disorders. We believe our ability to efficiently discover and develop differentiated drug candidates will allow us to address important unmet medical need with novel oral therapies that can shift inflammation and immunology markets from injectable to oral drugs. Our current pipeline includes internally discovered clinical programs targeting NLRP3, S1P1R and TYK2, positioning us to become a leader in the development of oral immunology therapies for peripheral and neuroinflammatory diseases. Ventyx is headquartered in San Diego, California. For more information about Ventyx, please visit www.ventyxbio.com.

Forward-Looking Statements

Ventyx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Ventyx’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the anticipated timing for the initiation of a Phase 2a trial of VTX3232 in participants with obesity and other cardiovascular risk factors in H2 2024; and the intention to submit for publication in a scientific journal the results of the studies described above. The inclusion of forward-looking statements should not be regarded as a representation by Ventyx that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Ventyx’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; Ventyx’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; disruptions in the supply chain, including raw materials needed for manufacturing and animals used in research, delays in site activations and enrollment of clinical trials; the results of preclinical studies and clinical trials not necessarily being predictive of future results; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of Ventyx’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Ventyx’s ability to obtain and maintain intellectual property protection for its product candidates; the use of capital resources by Ventyx sooner than expected; disruption to Ventyx’s operations from the ongoing military conflicts in Ukraine and the Middle East, including clinical trial delays; and other risks described in Ventyx’s prior press releases and Ventyx’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of Ventyx’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 9, 2024, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Ventyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact

Patti Bank

Managing Director

ICR Westwicke

(415) 513-1284

IR@ventyxbio.com